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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE     CONTACT:   CARL G. ANDERSON, JR.   FREDERICK J. HIRT
NOVEMBER 1, 2004                              610-478-3171        610-478-3117

ARROW INTERNATIONAL, INC. ANNOUNCES
RETIREMENT OF PRESIDENT AND COO PHILIP B. FLECK,
ORGANIZATIONAL CHANGES AND VOLUNTARY EARLY RETIREMENT PROGRAM

READING, PA, November 1, 2004 - Arrow International, Inc. announced today the promotion of several executives to positions of new responsibility and the retirement of Philip B. Fleck, Arrow's President and Chief Operating Officer, effective December 31, 2004. Mr. Fleck, 60, has a total of 33 years of service to Arrow and its predecessor company and has been a major force in Arrow's growth and product development. During his tenure, Mr. Fleck also served as Engineering Manager and Vice President of Research and Manufacturing. He led the development and manufacturing efforts for many of the products Arrow produces and sells today. Mr. Fleck will continue to be involved with Arrow as a consultant, allowing the Company to continue to benefit from his depth of knowledge and experience. The Company has no current plans to fill the Chief Operating Officer position.

With the pending retirement of Mr. Fleck, and following the board of directors meeting on October 27, 2004, Carl G. Anderson, Jr., Arrow's Chairman and Chief Executive Officer, announced the following additional organizational changes and executive promotions:

"Frederick J. Hirt has been promoted to Senior Vice President-Finance and Chief Financial Officer and will continue as a member of the Management Executive Committee. Mr. Hirt has done an outstanding job leading the Finance and IT organization and overseeing Arrow's adoption of new financial disclosure and reporting regulations." Mr. Hirt joined Arrow in August 1998 as Vice President-Finance, Chief Financial Officer and Treasurer.

"Carl W. Staples has been promoted to Senior Vice President-Human Resources and will continue as a member of the Management Executive Committee. Since joining Arrow, Mr. Staples has been the head of Human Resources. Today, this organization plays a key role in helping Arrow recruit and develop the talent to meet the needs of Arrow's growing base of global customers. He has been a valuable coach and mentor for the senior executives of the Company." Mr. Staples has served as Vice President-Human Resources since September 2002.

"Philip M. Croxford has been promoted to Group Vice President-Critical Care and Cardiac Assist with responsibility for all Domestic Sales, Global Marketing, and Research and Development functions. He will become a member of the Management Executive Committee. Since joining Arrow in 2003, Mr. Croxford has demonstrated a comprehensive understanding of the business, and its technical, medical and customer needs. He has provided strong, decisive leadership to his organization and the overall company." Mr. Croxford joined Arrow in August 2003 as Vice President, Sales & Global Marketing, Critical Care and most recently served as Vice President and General Manager.

"James T. Hatlan has been promoted to Senior Vice President-Manufacturing with responsibility for all Arrow manufacturing facilities, together with Planning, Purchasing, Logistics and Manufacturing Development. He will become a member of the Management Executive Committee. Since joining Arrow in September 2003, Mr. Hatlan has served as Vice President-Strategic Planning and has been a leader in the development of a manufacturing strategy designed to guide the Company's future growth."

Mr. Anderson added, "We wish Phil the best in his retirement and appreciate his willingness to continue to share his knowledge and experience with Arrow as a consultant. As our recent executive promotions show, Arrow is fortunate to have such a high caliber management team in place to lead Arrow's product development and sales efforts and ensure we continue to meet the demands of and deliver products to our increasingly global and growing customer base."

Arrow's board of directors also approved a voluntary early retirement program for all salaried exempt and non-exempt employees in its three Reading, PA locations who are age 57 and above and who will have at least five years of vesting service or more as of January 31, 2005. The Company presently anticipates the cost of this program to be between $3 million to $4 million which will be included in restructuring charges over the next two quarters as elections under this program are received.

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care

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specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2003 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the U.S. Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.